Green Solar Energy Limited Proposed Nasdaq Ticker: GLSA Investor Presentation – August 2025 1 Issuer Free Writing Prospectus dated August [*] 2025 Filed pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated July 10, 2025 Registration No. 333 - 286552

Free Writing Prospectus Statement

GREENIOT

This free writing prospectus relates to the proposed public offering of ordinary shares of Green Solar Energy Limited (the "company") and should be read together with the registration statement on Form F-1 the Company has filed with the Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates and which may be accessed through the following link: https://www.sec.gov/archives/edgar/data/2040733/000182912625005001/greensolarenergy_f1a.htm.

This presentation has been prepared by Green Solar Energy Limited (the "company") solely for informational purposes. The information included herein in this presentation has not been independently verified. By viewing or accessing the information contained in this presentation, you acknowledge and agree that none of the company or any of its affiliates, advisers or representatives or the underwriters accept any responsibility whatsoever (in negligence or otherwise) for any loss howsoever arising from any information presented or contained in this presentation or otherwise arising in connection with the presentation. The information presented or contained in this presentation is subject to change without notice and its accuracy is not guaranteed. None of the company or any of its affiliates, advisers or representatives or the underwriters undertake to update any such information subsequent to the date hereof. This presentation should not be construed as legal, tax, investment or other advice. The company has filed a registration statement on Form F-1 with the Securities and Exchange Commission (the "SEC") relating to the proposed public offering of its securities in the United States, but the registration statement has not yet been declared effective by the SEC. The proposed offering of the company's securities to be made in the United States will be made solely on the basis of the information contained in the prospectus included in such registration statement, as amended. Any decision to purchase the company's securities in the proposed offering should be made solely on the basis of the information contained in the prospectus.

Before you invest, you should read the preliminary prospectuses in the registration statement (including the risk factors described therein) and other documents we have filed with the sec for more complete information about our company and the offering. You may get these documents for free by visiting the SEC website at http://www.sec.gov/. The preliminary prospectus, as amended, is available on the SEC website at https: https://www.sec.gov/archives/edgar/data/2040733/000182912625005001/greensolarenergy_f1a.htm.

Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Joseph Stone Capital, LLC, 545 Stewart Ave., Unit L60-C, Garden City, NY 11530 or via email to : corporatefinance@josephstonecapital.com, or contact Green Solar Energy Ltd via email to: ted.lu@greeniot.com.au.

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Forward-Looking Statement

This prospectus contains forward-looking statements about our current expectations and views of future events, which are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry Overview” and “Business.” These forward-looking statements relate to events that involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by these statements. You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “propose,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. The forward-looking statements included in this prospectus relate to, among other things: our goals and strategies; our business and operating strategies and plans for the development of existing and new businesses, ability to implement such strategies and plans and expected time; our future business development, financial condition and results of operations; expected changes in our revenues, costs or expenditures; our dividend policy; our expectations regarding demand for and market acceptance of our products and services; our expectations regarding our relationships with our clients, business partners and third-parties; the trends in, expected growth in and market size of the interconnect product industry in China and globally; our ability to maintain and enhance our market position; our ability to continue to develop new technologies and/or upgrade our existing technologies; developments in, or changes to, laws, regulations, governmental policies, incentives and taxation affecting our operations; relevant governmental policies and regulations relating to our businesses and industry; competitive environment, competitive landscape and potential competitor behavior in our industry; overall industry outlook in our industry; our ability to attract, train and retain executives and other employees; our proposed use of proceeds from this offering; the development of the global financial and capital markets; fluctuations in inflation, interest rates and exchange rates; general business, political, social and economic conditions in China and the overseas markets we have business; the future development of the COVID-19 pandemic and its impact on our business and industry; and assumptions underlying or related to any of the foregoing.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations and our actual results could be materially different from our expectations. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains information derived from government and private publications. These publications include forward-looking statements, which are subject to risks, uncertainties and assumptions. Although we believe the data and information to be reliable, we have not independently verified the accuracy or completeness of the data and information contained in these publications. Statistical data in these publications also include projections based on a number of assumptions. Our industry may not grow at the rate projected by market data, or at all. Failure of these markets to grow at the rate projected by market data, or at all. Failure of these markets to grow at the projected rate may have a material and adverse effect on our business and the market price of the Ordinary Shares. In addition, the rapidly evolving nature of our industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. See “Risk Factors — Risks Relating to Our Business.”

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements in this prospectus are made based on events and information as of the date of this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may materially differ from what we expect.

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Green Solar Energy Limited Issuer Joseph Stone Capital, LLC Underwriter Initial Public Offering Offering Type GLSA Proposed Nasdaq Ticker 3,750,000 Class A Shares (1) Ordinary shares being offered 13,200,000 shares, consisting of 6,300,000 Class A Shares and 6,900,000 Class B Shares Ordinary shares outstanding before this offering 16,950,000 shares (or 17,512,500 if over - allotment is exercised in full), Including 10,050,000 (or 10,612,500 if over - allotment is exercised in full) Class A and 6,900,000 Class B Shares. Ordinary shares outstanding after this offering $4.00 to $6.00 per Class A ordinary share. Estimated Offering Price Research and development, marketing and promotion campaigns, fixed asset investment and working capital purposes. Use of Proceeds Option to purchase up to an aggregate of 562,500 additional shares within 45 days of the prospectus Underwriter Over - Allotment Option Directors and officers: 12 months; 5% or more shareholders: 6 months. See Form F - 1 “Shares Eligible for Future Sale" and “Underwriting.” Lock - up Investment in our securities involves high risk. See “Risk Factors" on page 14 of the preliminary prospectus for details. Risk factors Offering Summary 4 (1) Unless otherwise indicated, all information contained in the preliminary prospectus assumes no exercise of the underwrite rs’ over - allotment option, and the number of ordinary shares that will be outstanding after this offering is based on 13,200,000 ordinary shares outstan din g as of the date of the preliminary prospectus.

01 Company Overview 5 Contents 0 2 Industry Overview 0 3 Investment Highlights 0 4 Financial Results 0 5 Management Team

Company Overview 0 1

Company Overview Green IOT Pty Ltd. (“Green IOT”) We conduct our business through our wholly - owned subsidiary, Green IOT Pty Ltd. (“Green IOT”) in Australia, distributing and providing installation services in connection with solar photovoltaic (“PV”) energy systems, energy storage battery systems, and general energy services. Core Businesses We generate revenues primarily from four sources: (1) sales of PV energy systems (the “systems”) and power storage Batteries; (2) installment sales of systems, (3) power purchase agreements (“PPA”) rental; 1 and (4) ancillary services. Full - Service Model Design, supply, installation, and maintenance of the PV systems for customers in residential and commercial compounds 7 1. We have ceased offering PPAs to our customers since September 2021 and have no plans to relaunch this program in the future. How ever, we continue to recognize revenues from existing PPAs and anticipate that we will continue to do so until the existing PPAs expire or terminate.

Core Components of a Solar Power System Solar modules | Solar inverter | Solar racking | Solar energy storage Solar performance monitoring and maintenance Government Regulation and Compliance Fully licensed for roofing and solar product installation in all states and localities where we operate “Net Metering” Credits are rewarded for electricity sent to the grid when solar modules are producing more electricity than needed, the excess is fed back into the power grid Product Introduction 8

Business Model and Operations Target Customers Project Process Management Coverage Areas We serve residential and small commercial customers in Australia offering solar power or photovoltaic (“PV”) based energy solutions and power storage batteries (“Power Storage Batteries”). We manage the entire process from surveying, designing, permitting, installing equipment, final inspection, and connecting PV systems. We operate in the regions of New South Wales, Queensland, South Australia, Victoria, and Australian Capital Territory. 9

Industry Overview 0 2

Increase in Installation (1) Australia’s renewable energy sector showcased growth and resilience in 2023, adding approximately 5.9 GW of new renewable capacity. (2) Renewable energy’s share in Australia’s total energy generation climbed to 39.4%, up from last year’s 35.9%. Growing Contributor 11 Strong Performances On Track Source for (1) is the Draft 2024 Integrated System Plan from the Australian Energy Market Operator, and for (2) is the Clean Ene rgy Council Australia Report 2024.

Australia’s Renewable Energy Sector in 2023 Source: Clean Energy Australia 2024 industry report Target Share of Renewables by 2030 82% New Utility - Scale Annual Generation Required for Target Min 6GW Total investments in Large - Scale Storage $4.9 Bn AUD 12 Source: Australian Energy Market Operator Draft 2024 Integrated System Plan Source: Australian Energy Market Operator Draft 2024 Integrated System Plan Source: Clean Energy Australia 2024 industry report

Long Term Trend Persists In Solar Capacity Source: Clean Energy Australia 2024 industry report Solar Systems Installed In 2023 337,498 Rooftop Solar Share of Renewables 28.5% # Of Households Installed 3.7 Million 13 Source: Clean Energy Australia 2024 industry report Source: Clean Energy Australia 2024 industry report Source: Clean Energy Australia 2024 industry report

Penetration and Installation Capacity By State Source: Clean Energy Australia 2024 industry report #1 New South Wales Over 1 GW #2 Queensland 751 MW #3 Victoria 571 MW 14 Source: Rooftop Solar and Storage Report H2 2023 Source: Clean Energy Australia 2024 industry report Source: Rooftop Solar and Storage Report H2 2023

Investment Highlights 0 3

Core Products Focus Green IOT specializes in project management and engineering of rooftop photovoltaic solar energy systems and energy storage battery systems Extensive Footprints We design, install and maintain the rooftop PV systems and energy storage battery systems for residential and commercial customers across Australia Robust Sales Network We acquire customers directly through sale force and relationships with various solar industry and strategic partners with longstanding relationships in the value chain Operational Excellence 16

Competitive Strengths Product Features Affordability Brand Recognition • Quality and Reliability • Installation Expertise • Competitive Pricing and Flexible Financing Models • Excellent Customer Service and Ongoing Support and Maintenance • Local Presence and Reputation • Eco - Friendly Branding 17

Continuous Service Assurance Continuous support and maintenance services to ensure that any issues encountered during usage are resolved promptly. Timely Communication and Feedback Maintain close communication with customers, respond promptly to their needs, and enhance customer satisfaction and trust. Customer Loyalty Through high - quality service, we have successfully cultivated customer loyalty and established a positive reputation for the company. Dedication to Customer Service 18

Professional Installation Team Our efficient and professional installation teams ensure customer satisfaction. Efficient Project Management We excel in project management, effectively scheduling construction progress to ensure timely project completion. Strict Safety Standards Strictly adhering to safety protocols, the company ensures the safety of construction personnel while maintaining installation quality. 19 Installation Expertise

Financials Results 0 4

Results of Operations (Fiscal Year End: December 31 st ) AUD $5,720,629 AUD $4,822,620 1,000,000 2,000,000 3,000,000 4,000,000 5,000,000 6,000,000 7,000,000 FY2023 FY2024 Sales of Systems and Power Storage Batteries PPA – rental Ancillary services Net Revenues 97.4% and 92.3% of our revenue came from our core business: Sales of Systems and Power Storage Batteries, in FY2023 and FY2024, respectively. 1. We have ceased offering PPAs to our customers since September 2021 and have no plan to relaunch this program in the future. H owe ver, we continue to recognize revenues from existing PPAs and anticipate that we will continue to do so until the existing PPAs expire or terminate 1

Results of Operations (Fiscal Year End: December 31 st ) Gross Profit And Margin Improved Overtime AUD $1,334,095 AUD $1,423,464 1,000,000 1,050,000 1,100,000 1,150,000 1,200,000 1,250,000 1,300,000 1,350,000 1,400,000 1,450,000 FY2023 FY2024 Gross margin 22.7% Gross margin 27.2%

Management Team 0 5

Management Team Bio

Qian Sun - Chairman of Board of Directors


节省成本

Ms. Sun has served as the Chairman of Board of Directors in our Company since April 2024. Ms. Sun previously served as the Chairman of the Board at Flying Height Consulting Services Co., Ltd., a position she held from July 2022 to April 2024. Ms. Sun received her bachelor of English degree in 2008 from Hohai University.

Wenze Lu - Chief Executive Officer and Director


节省成本

Mr. Lu has served as the Director in our Company since April 2024 and our Chief Executive Officer since March 2025. Mr. Lu has been a director at Green IOT Pty Ltd. since June 2019. Prior to this role, from October 2018 to November 2020, he was employed as a Commercial Manager at National Broadband Network Australia. Mr. Lu received a Master of Applied Information Technology from Monash University in Australia in 2010.

Xin Chen - Chief Financial Officer


节省成本

Ms. Chen was named as our Chief Financial Officer in March 2025. Prior to this role, from June 2023 to March 2025, Ms. Chen was a Corporate Accountant at Green IOT Pty Ltd. From April 2018 to June 2023, she worked as a Tax Accountant at J M Accounting Pty Ltd. She is a Certified Public Accountant (CPA) in Australia. Ms. Chen received a Master of Professional Accounting from Macquarie University in Australia in December 2017. Ms. Chen received her Bachelor of Financial Management degree from Jinzhong University in June 2014.

Issuer Green Solar Energy Limited 27/14 Loyalty Road North Rocks, NSW 2151, Australia +61 1300 211 230 Underwriter Joseph Stone Capital, LLC 585 Stewart Ave, Suite L60-C, Garden City, NY 11530. + 1 866-866-1433 26 Contact Information

Issuer Green Solar Energy Limited 27/14 Loyalty Road North Rocks, NSW 2151, Australia +61 1300 211 230 Underwriter Joseph Stone Capital, LLC 585 Stewart Ave, Suite L60 - C, Garden City, NY 11530. 26 Contact Information